Exhibit 10.45

AMENDMENT NO. 3 TO CHANGE IN CONTROL AGREEMENT

     THIS AMENDMENT, dated as of the 23rd day of December, 2009, is by and between SPHERION CORPORATION, a Delaware corporation (hereinafter referred to as the “Company”), and Mark W. Smith (hereinafter the “Executive”).

RECITALS

     A.         The Executive and the Company are parties to that certain Change in Control Agreement dated November 30, 2003, as amended March 9, 2005 and December 31, 2008 (the “CIC Agreement”).

     B.         The parties desire to further amend the CIC Agreement upon the terms and subject to the conditions hereinafter set forth, in order to maximize the after-tax benefits paid to the Executive in connection with a change in control as contemplated under the CIC Agreement.

     C.         The Board of Directors of the Company has determined it is in the interest of the Company to amend the CIC Agreement in the above-referenced manner

TERMS AND CONDITIONS

1.              The CIC Agreement is amended by adding the following new paragraph 6(d) immediately following the end of paragraph 6(c):

     “(d) Section 280G Matters. If any of the benefits payable (“CIC Payment”) under this Agreement would constitute parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and but for this Section 6(d) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), Executive shall either: (i) receive the full amount of such benefits and pay the Excise Tax, or (ii) have the benefits reduced solely to the extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Any determination required under this Section 6(d) will be made in writing by a national "Big Four" accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the "Accountants"), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6(d), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6(d). Any reduction in payments and/or benefits required by this Section 6(d) shall occur in the following order:

(i)	severance payments otherwise due under Section 5(a);

(ii)	health/welfare benefits otherwise due under Section 6(a);

(iii)	retirement benefits due under Section 6(b); and

(iv)	benefits otherwise due under Section 6(c).

To the extent that a reduction is made to a portion of any payment or benefit described in paragraphs (i) through (iv) that is to be made or provided over a period of time, any reduction shall be made in the reverse order of the time or period over which such payment or benefit is to be made or provided.

If after the reductions provided for in paragraphs (i) through (iv) additional reductions in CIC Payments are required to avoid the imposition of the Excise Tax, then the acceleration of vesting of awards otherwise provided for under Section 2(b) shall be cancelled; provided, that such cancellation shall occur in the reverse order of the date of grant of such awards and solely to the extent necessary to avoid the imposition of the Excise Tax.

Notwithstanding any provision to the contrary, reductions specified in this Section 6(d) shall not be made with respect to any amounts payable or benefits provided under this Agreement to the extent such amounts or benefits do not constitute a CIC Payment that could result in the imposition of the Excise Tax.”

IN WITNESS WHEREOF, the parties have caused this Amendment to the CIC Agreement to be executed as of the date first written above.

SPHERION CORPORATION

/s/ John D. Heins
John D. Heins
Senior Vice President &
Chief Human Resources Officer

EXECUTIVE

/s/ Mark W. Smith
Mark W. Smith
Executive Vice President &
Chief Financial Officer